SCHEDULE 14A

Information Required in Proxy Statement

REG. 240.14a-101

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

IMPAC MORTGAGE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the registrant)

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IMPAC MORTGAGE HOLDINGS, INC.

1401 DOVE STREET

NEWPORT BEACH, CALIFORNIA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 28, 2005

9:00 A.M. (Pacific Daylight Time)

You are cordially invited to attend the annual meeting of stockholders of IMPAC MORTGAGE HOLDINGS, INC. (“IMH,” “we,” “our,” “us,” or the “company”), a Maryland corporation, to be held at Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach California 92660 on June 28, 2005, at 9:00 a.m. (Pacific Daylight Time).

The annual meeting of stockholders is being held for the following purposes:

1.	To elect a board of directors to serve for the ensuing year; and

2.	To transact other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of our common stock of record at the close of business on April 25, 2005 will be entitled to vote at the meeting.

Your proxy is enclosed. You are cordially invited to attend the meeting. However, if you do not expect to attend or if you plan to attend but desire the proxy holders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. Please return the proxy promptly to avoid the expense of additional proxy solicitation. You may also instruct the voting of your shares over the Internet or by telephone by following the instructions on your proxy card. Voting by written proxy, over the Internet, or by telephone will not affect your right to vote in person in the event you find it convenient to attend.

Dated: May 18, 2005

For the Board of Directors

Ronald M. Morrison, Secretary

IMPAC MORTGAGE HOLDINGS, INC.

PROXY STATEMENT

FOR ANNUAL STOCKHOLDERS MEETING TO BE HELD

June 28, 2005, AT 9:00 A.M. (PACIFIC DAYLIGHT TIME)

This proxy statement is delivered to you by Impac Mortgage Holdings, Inc., a Maryland corporation, in connection with the annual meeting of stockholders to be held on June 28, 2005 at 9:00 a.m. (Pacific Daylight Time) at Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach California 92660 (the “Meeting”). Impac Mortgage Holdings, Inc. consists of its subsidiaries, IMH Assets Corp. (“IMH Assets”), Impac Warehouse Lending Group, Inc. (“IWLG”), Impac Multifamily Capital Corporation (“IMCC”), and Impac Funding Corporation (“IFC”), together with its wholly-owned subsidiaries Impac Secured Assets Corp. (“ISAC”), and Novelle Financial Services, Inc. (“Novelle”). We are sending this proxy statement and the enclosed proxy to our stockholders commencing on or about May 27, 2005.

Solicitations

Our board of directors is soliciting the enclosed proxy. We will bear the cost of this solicitation of proxies. Solicitations will be made by mail. We may, in a limited number of instances, solicit proxies personally or by telephone. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our common stock.

Annual Report

Our annual report to stockholders for the year ended December 31, 2004 will be concurrently provided to each stockholder at the time we send this proxy statement and the enclosed proxy.

Voting

Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote in advance. Maryland law does not permit direct voting by telephone or other electronic means; however, a stockholder may authorize another person as proxy via electronic or telephonic means. Therefore, you may direct your vote electronically by accessing the website located at www.voteproxy.com and following the on-screen instructions or by calling the toll-free number listed on your proxy card. Please have your proxy card in hand when going online or calling. If you instruct the voting of your shares electronically, you do not need to return your proxy card. If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

Quorum; Voting Rights

Holders of our common stock of record at the close of business on April 25, 2005 (the “Record Date”) will be entitled to vote at the Meeting. There were 75,263,432 shares of common stock, $0.01 par value per share, outstanding at that date. Each share of our common stock is entitled to one vote and the presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock, is necessary to constitute a quorum for the Meeting. If a quorum is not present at the Meeting, we expect that the Meeting will be adjourned to solicit additional proxies.

Counting of Votes

If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. Representatives of our transfer agent will assist us in the tabulation of the votes.

Properly executed proxies that do not contain voting instructions will be voted FOR the election of the seven nominees for director named herein.

Votes Required

The affirmative vote of a plurality of all of the votes cast at the Meeting at which a quorum is present is necessary for the election of a director. You may vote in favor of all nominees, withhold your vote as to all nominees or withhold your vote as to specific nominees.

Effect of Abstentions and Broker Non-Votes

Abstentions will be treated as shares that are present and entitled to vote for the purposes of determining the presence of a quorum. An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. Under New York Stock Exchange rules, brokers that hold shares of our common stock in “street” name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares on certain matters without specific instructions from those customers. Broker “non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Brokers that do not receive instructions are entitled to vote on the election of directors. If you are a stockholder who owns shares through a broker and attend the annual meeting, you should bring a letter from your broker identifying that you as the beneficial owner of the shares and acknowledging that you will vote your shares.

Under Maryland law, and our charter and bylaws, abstentions and broker non-votes will have no effect on the outcome of the vote on the election of directors.

Revocability of Proxy

Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of Impac Mortgage Holdings, Inc. in writing of such revocation, by duly executing and delivering another proxy bearing a later date (including an Internet or telephone vote), or by attending and voting in person at the Meeting.

Householding

“Householding” is a program, approved by the Securities and Exchange Commission (the “SEC”), which allows companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of shareholder proxy material to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have notified you that your household will receive only one copy of our proxy materials. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

Postponement or Adjournment of Meeting

If a quorum is not present or represented, our bylaws permit the stockholders entitled to vote at the Meeting, present in person or represented by proxy, to adjourn the Meeting from time to time to a date not more than 120 days after the original record date without notice other than the announcement at the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our directors are elected annually to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualify. Our charter and bylaws currently provide for a variable number of directors with a range of between one and fifteen members. Our bylaws give the board of directors the authority to establish, increase or decrease the number of directors. The size of our board of directors is currently set at seven. No proxy will be voted for more than seven nominees for director.

Unless otherwise directed by stockholders within the limits set forth in the bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all of whom are now members of and constitute our board of directors. We have been advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director, prior to the voting, the proxy holders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Information Concerning Director Nominees

NAME	AGE	POSITION
Joseph R. Tomkinson	57	Chairman of the Board, Chief Executive Officer and Director of IMH, IFC and IWLG

William S. Ashmore	55	President, Chief Operating Officer and Director of IMH and President and Director of IFC and IWLG

James Walsh	55	Director

Frank P. Filipps	57	Director

Stephan R. Peers	52	Director

William E. Rose	37	Director

Leigh J. Abrams	62	Director

Joseph R. Tomkinson has been Chairman of the Board since April 1998 and Chief Executive Officer and a Director of IMH and Chairman of the Board and Chief Executive Officer and Director of IFC, also known as the mortgage operations, and IWLG also known as the warehouse lending operations, since their formation. From August 1995 to April 1998, he was Vice Chairman of the Board of IMH. From February 1997 to May 1999, he was Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings, Inc. (“ICH”), a real estate investment trust investing in commercial mortgage assets, and Impac Commercial Capital Corporation (“ICCC”), ICH’s conduit operations. He served as President and Chief Operating Officer of Imperial Credit Industries, Inc. (“ICII”) from January 1992 to February 1996, and from 1986 to January 1992, he was President of Imperial Bank Mortgage, one of the divisions that later was combined to become ICII in 1992. He was a Director of ICII from December 1991 to June of 1999. Mr. Tomkinson brings over 28 years of combined experience in real estate, real estate financing and mortgage banking.

William S. Ashmore has been President and Chief Operating Officer of IMH since its formation, President and Chief Operating Officer of our mortgage operations, its taxable subsidiary, since March 1997, and a Director of our mortgage operations since its formation. He has been President and a Director of our warehouse lending operations since its formation. In July 1997, he became a Director of IMH. From February 1997 to May 1999, he was the President and Chief Operating Officer of ICH. From August 1993 to February 1996, he was Executive Vice President and Director of Secondary Marketing at ICII, having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century National Mortgage Corporation, a wholesale mortgage banking company. Mr. Ashmore brings over 28 years of combined experience in real estate, asset/liability risk management and mortgage banking.

James Walsh has been a Director of IMH since August 1995. In January 2000, he became Managing Director of Sherwood Trading and Consulting Corporation. From March 1996 to January 2000, he was an Executive Vice President of Walsh Securities, Inc. where he directed mortgage loan production, sales and securitization. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services.

Frank P. Filipps has been a Director of IMH since August 1995. In May 2005, he became Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage underwriting company. From June 1999 to April 2005, Mr. Filipps was Chairman and Chief Executive Officer of Radian Group, Inc. (NYSE: RDN) and its principal subsidiary, Radian Guaranty, Inc. (collectively, “Radian”), which were formed through a merger of Amerin and Commonwealth Mortgage Assurance Company (“CMAC”). Radian provides private mortgage insurance coverage on residential mortgage loans. From January 1995 to June 1999, he served as Chairman, President and Chief Executive Officer of CMAC. In 1995, he was elected President and Director of CMAC Investment Corporation (NYSE: CMT) and in January 1996 he was elected Chief Executive Officer of CMAC Investment Corporation. Mr. Filipps originally joined CMAC in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994. Mr. Filipps has been a director and a member of the compensation committee of the board of directors of Primus Guaranty, Ltd. (NYSE: PRS), a holding company primarily engaged in selling credit protection against investment grade credit obligations of corporate and sovereign entities, since September 2004.

Stephan R. Peers has been a Director of IMH since October 1995. From September 2001 to January 2005, Mr. Peers was a Managing Director of Sandler O’Neill & Partners, an investment banking firm. From March 2000 to May 2001, Mr. Peers was a Managing Director at Bear, Stearns & Co., Inc. From April 1995 to March 2000, he was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performed corporate finance services for overseas and domestic companies. From January 1998 to June 1998, he was an executive at Aames Financial Corporation, a mortgage loan company. From April 1989 to April 1995, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions.

William E. Rose has been a Director of IMH since August of 2000. Since 1991, Mr. Rose has been associated with HBK Investments L.P. and is currently a Managing Director. His responsibilities include U.S. equity derivatives, private investments and trading. Prior to 1991, Mr. Rose worked for William A.M. Burden & Co., the investment division of the Burden family of New York, and in the mergers & acquisitions group of Drexel Burnham, Lambert, Inc.

Leigh J. Abrams has been a Director of IMH since April 2001. Since August 1979, Mr. Abrams has been President, Chief Executive Officer and a Director of Drew Industries Incorporated (NYSE: DW), which manufactures a wide variety of components for recreational vehicles and manufactured homes. From May 1994 to the company’s sale and liquidation in 2002, Mr. Abrams also served as President, Chief Executive Officer and Director for LBP, Inc. Mr. Abrams, a CPA, has over 30 years of experience in corporate finance, mergers and acquisitions, and operations.

Executive Officers

The following table provides certain information regarding those persons who serve as executive officers of IMH, but who do not serve as directors of IMH:

NAME	AGE	POSITION
Richard J. Johnson	42	Executive Vice President and Chief Financial Officer of IMH, IFC and IWLG, and Director of IFC and IWLG
Ronald M. Morrison	54	General Counsel, Executive Vice President and Secretary of IMH, IFC and IWLG
Gretchen D. Verdugo	40	Executive Vice President and Chief Accounting Officer of IMH and IFC

Richard J. Johnson is the Executive Vice President and Chief Financial Officer of IMH, our mortgage operations and our warehouse lending operations. He has held these positions at all three entities since their formation with the exception of the position of Executive Vice President of IMH, which he attained in January 1998. In February of 1996 he was appointed as a Director of our warehouse lending operations. From February 1997 to May 1999, he was the Executive Vice President and Chief Financial Officer of ICH and ICCC. From September 1992 to March 1995, he was Senior Vice President and Chief Financial Officer of ICII. From November 1989 to September 1992, he was Vice President and Controller of ICII.

Ronald M. Morrison became General Counsel of IMH in July 1998. In July 1998 he was also elected Secretary of IMH and in August 1998 he was elected Secretary of our mortgage operations and our warehouse lending operations. From August 1998 to May 1999, he was also General Counsel and Secretary of ICH and ICCC. From 1978 until joining IMH, Mr. Morrison was a partner at the law firm of Morrison & Smith.

Gretchen D. Verdugo, Executive Vice President and Chief Accounting Officer of IMH and IFC, joined the Impac Companies as the Senior Vice President and Chief Accounting Officer in August 1997. Throughout her tenure with IMH, Ms. Verdugo has served on the Company’s Executive, Asset Liability Management and Human Resource committees. From November 2000 to February 2005, Ms. Verdugo was Executive Vice President of IWLG. Effective February 2005, Ms. Verdugo transitioned from her leadership position at IWLG to Executive Vice President and Chief Accounting Officer of IMH and IFC. From 1996 to August 1997, Ms. Verdugo was a Senior Manager in the Mortgage and Structured Finance Group at KPMG LLP. Ms. Verdugo’s qualifications include 20 years of financial, management and mortgage industry experience. Ms. Verdugo is a Certified Public Accountant and received her bachelor’s degree in Business Administration with an emphasis in Accountancy from the California State University at Long Beach.

There are no family relationships between any of the directors or executive officers of IMH.

Corporate Governance and Board Matters

Vacancies

All directors are elected at each annual meeting of stockholders for a term of one year and hold office until their successors are elected and qualify. Any vacancy on the board of directors for any cause, other than an increase in the number of directors, may be filled by a majority vote of the remaining directors, although such majority is less than a quorum. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining directors, including a majority of the unaffiliated directors. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors.

Compensation Of Board Members

We pay an annual director’s fee of $20,000 to unaffiliated directors, an additional $1,000 for each meeting attended and reimbursement for costs and expenses for attending such meetings. We pay a quarterly fee of $1,000 to each audit committee member and $1,300 to the chairman of the audit committee. Members of the board of directors are also eligible to receive awards under our stock plans and receive quarterly dividend equivalent rights, or “DERS.” Messrs. Tomkinson and Ashmore received no additional compensation for their services as directors.

Board Member Independence

Section 303A.02 of the New York Stock Exchange Listed Company Manual describes the requirements for a director to be deemed independent by the NYSE. Pursuant to our corporate governance guidelines, our board of directors must consist of a majority of directors who qualify as “independent” directors under these requirements. Under NYSE rules, Audit Committee members must also be independent for purposes of Section 10A(m)(3) of the Exchange Act and Section 303.01 of the Listed Company Manual. After reviewing the relationships with our directors, our board of directors determined, with the assistance of the corporate governance and nomination committee that, with the exception of Mr. Tomkinson, our CEO, and Mr. Ashmore, our President and Chief Operating Officer, and Mr. Walsh, a director, none of our directors has a material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with IMH, that adversely affects his status as an independent director. Therefore, our board of directors is comprised of a majority of independent directors, as required in Section 303A.01 of the NYSE Listed Company Manual.

In making the determination, the board applied the following standards in addition to reviewing the responses of the directors to questions regarding employment, compensation history, for-profit and non-profit affiliations and family and other relationships, among other things:

•	A director or an immediate family member who is, or who has been within the last three years, an executive officer of IMH, will not be considered to be independent.

•	A director who received or has an immediate family member who received more than $100,000/year in direct compensation from IMH during any twelve month period within the last three years, other than director and committee membership fees and/or pension or other deferred compensation, will not be considered to be independent.

•	A director who is a current partner or who has an immediate family member who is a current partner of IMH’s external or internal audit firm; a director who is a current employee of the audit firm; a director who has an immediate family member who is a current employee of the audit firm and who participates in the firm’s audit, assurance or tax compliance practice; or a director or an immediate family member of the director was, within the last three years (but is no longer), a partner or employee of the audit firm who personally worked on IMH’s audit within that time will not be considered to be independent.

•	A director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of IMH’s present executive officers at the same time serve or served on that company’s compensation committee will not be considered to be independent.

•	A director who is a current employee or who has an immediate family member who is a current executive officer of another company, that has made payments to or received payment from IMH for property or services in an amount that, in the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues will not be considered to be independent.

IFC has entered into an insurance commitment program with Radian Guaranty, Inc. Frank P. Filipps, a director, was until April 2005, the Chairman and Chief Executive Officer of Radian Group, Inc. and its principal subsidiary, Radian Guaranty, Inc. Our board of directors determined that, because the amount paid to Radian Guaranty, Inc. does not exceed 2% of Radian’s consolidated gross revenues, and Mr. Filipps is not paid compensation by Radian as a result of IFC’s dealings with Radian, the fact that IFC has made payments to Radian does not compromise Mr. Filipps’s independence.

In February 2004, Sandler O’Neill & Partners, L.P., of which, at the time of the offering, Stephan R. Peers was a managing director, participated as an underwriter in a common stock offering of IMH. Mr. Peers did not receive compensation from Sandler O’Neill & Partners, L.P. as a result of the offering. As such, our board of directors has determined that Mr. Peers’s independence is not compromised.

During 2004, IMH entered into a relationship with a limited liability company (the “LLC”), pursuant to which the LLC planned to source and sell loans to IMH. The brother of our director, James Walsh, is the managing member and 100% owner of the LLC. In anticipation of this relationship, IMH sold approximately $700,000 of equipment to the LLC. The LLC subsequently obtained an equipment lease and repaid IMH approximately $300,000 for the equipment. In January 2005, IFC entered into an asset purchase and sale agreement with the LLC. Pursuant to the terms of the agreement, IFC purchased selected equipment and furniture for approximately $1,260,000, and assumed the lease for the LLC’s facilities in Chicago. Based on the totality of the circumstances of the relationship between IMH and the LLC, our board of directors has decided that Mr. Walsh will not be treated as an independent director.

Attendance at Board and Committee Meetings

Twelve regular meetings of the board of directors were held during 2004. Each director attended at least 75% of the aggregate of the total number of meetings held by the board of directors and a majority of the total number of meetings held by those committees of the board of directors on which such director served.

We encourage all directors to attend the annual meeting of stockholders. In 2004, all of our directors attended the annual meeting of stockholders.

Committees and Corporate Governance

The current standing committees of our board of directors are the audit committee, the compensation committee, and the corporate governance and nomination committee. Each of these committees has a written charter approved by our board of directors. The members of the committees and a description of the principal responsibilities of each committee are described below.

Our board of directors has adopted corporate governance guidelines. The corporate governance guidelines include items such as criteria for director qualifications, director responsibilities, committees of the board, director access to officers and employees, director compensation, orientation and continuing education, evaluation of the CEO, annual performance evaluation and management succession. The board of directors has chosen not to impose term limits with regard to service on the board in the belief that continuity of service and the past contributions of the board members who have developed an in-depth understanding of the company and its business over time bring a seasoned approach to IMH’s governance. Each director is to act on a good faith basis and informed business judgment in a manner such director reasonably believes to be in the best interests of the company.

A copy of each committee charter and our corporate governance guidelines can be found on our website at www.impaccompanies.com by clicking “Stockholder Relations” and then “Corporate Governance,” and is available in print upon request to the Secretary of Impac Mortgage Holdings, Inc.

The Audit Committee

The audit committee is responsible for overseeing, on behalf of our board of directors: (1) the integrity of the company’s financial statements, (2) the appointment, compensation, qualifications, independence and performance of our independent auditors, (3) our compliance with legal and regulatory requirements, and (4) the performance of our internal audit and controls function. The audit committee met 16 times during 2004 and consisted of Frank P. Filipps, Leigh J. Abrams and James Walsh. The audit committee currently consists of Frank P. Filipps, Leigh J. Abrams and William E. Rose. The Board of Directors anticipates appointing Stephan R. Peers in June 2005 to the audit committee replacing William E. Rose. Each of Messrs. Filipps, Abrams, Rose and Peers is an independent director under the NYSE listing standards for board and audit committee member independence and as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder.

Audit Committee Financial Expert

Our board of directors has determined that at least one person serving on the audit committee is an “audit committee financial expert” as defined under Item 401(h) of Regulation S-K. Frank P. Filipps, Chairman of the audit committee, satisfies the “audit committee financial expert” criteria established by the SEC.

The Compensation Committee

The compensation committee is responsible for (1) determining the cash and non-cash compensation of our executive officers as defined in the rules promulgated under Section 16 of the Exchange Act, (2) evaluating the performance of our executive officers, (3) assessing management succession planning, (4) recommending to our board of directors the cash and non-cash compensation policies for our non-employee directors, (5) making recommendations to our board of directors with respect to the administration of our stock-based and other incentive compensation plans, and (6) assisting our board of directors in evaluating potential candidates for executive officer positions with the company. The compensation committee met 5 times during 2004 and consisted of James Walsh and William E. Rose. The compensation committee currently consists of Leigh J. Abrams and William E. Rose.

The Corporate Governance and Nomination Committee

The corporate governance and nomination committee assists the board of directors in (1) identifying qualified individuals to become members of the board of directors, (2) determining the composition of the board of directors and its committees, (3) selecting the director nominees for the next annual meeting of stockholders, (4) monitoring a process to assess board effectiveness, and (5) developing, implementing and monitoring policies and processes related to our corporate governance. The corporate governance and nomination committee consists of Leigh J. Abrams and Stephan R. Peers. The committee met once during 2004. The Board of Directors anticipates appointing William E. Rose in June 2005 to the corporate governance and nomination committee replacing Leigh J. Abrams.

The Director Nomination Process

The corporate governance and nomination committee has the authority to lead the search for individuals qualified to become members of the company’s board of directors and to select or recommend to the board director nominees to be presented for stockholder approval. The committee will select individuals who have high personal and professional integrity, have demonstrated ability and sound judgment and were or are effective, in conjunction with other director nominees, in collectively serving the long-term interests of our stockholders. The committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee may meet to discuss and consider candidates’ qualifications and then choose a candidate by majority vote.

Submission for Proxy Materials. The corporate governance and nomination committee will consider nominees recommended in good faith by our stockholders so long as these nominees meet the requirements of the NYSE. Stockholders are hereby notified that if they wish their director-nominee(s) to be included in our proxy statement and form of proxy relating to the 2006 annual meeting of stockholders, they must submit, in writing, the candidate’s name, credentials, contact information and his or her written consent to be considered as a candidate, to our Secretary no later than January 27, 2006. Director nominations must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Submission for Consideration at Annual Meeting. Stockholders who wish to submit a director-nominee for consideration at the next annual meeting, but who do not wish to submit the nominee for inclusion in our proxy statement, must, in accordance with our bylaws, deliver the information no earlier than March 30, 2006, the 90th day prior to the first anniversary of this annual meeting, nor later than April 29, 2006, the 60th day prior to the first anniversary of this annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, then notice must be delivered not earlier than the 90th day prior to such annual meeting and no later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s nomination will be deemed timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary not later than the close of business on the tenth day following the day on which public announcement is first made by us. Public announcement means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document that we publicly file with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

The proposing stockholder must provide (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act of 1934, as amended and (b) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (a) the name and address of such stockholder, as it appears on our books, and of such beneficial owner and (b) the number of shares of each class of our stock that are owned beneficially and of record by such stockholder and such beneficial owner.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics. This code of ethics applies to our directors, executive officers and employees. This code of ethics is publicly available in the corporate governance section of the stockholder relations page of our website located at www.impaccompanies.com and in print upon request to the Secretary at Impac Mortgage Holdings, Inc., 1401 Dove Street, Newport Beach, California, 92660. If we make amendments to the code of ethics or grant any waiver that the SEC requires us to disclose, we will disclose the nature of such amendment or waiver on our website.

Stockholder Communication with Our Board Of Directors

Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Ronald M. Morrison, Secretary, Impac Mortgage Holdings, Inc., 1401 Dove Street, Newport Beach, California 92660, by telephone at (949) 475-3942 or by email to rmorrison@impaccompanies.com, specifying whether the communication is directed to the entire board or to a particular director. Stockholder letters are screened by company personnel based on criteria established and maintained by our corporate governance and nomination committee, and approved by a majority of our independent directors, which includes filtering out improper or irrelevant topics such as solicitations.

Executive Sessions of Non-Management Directors

Our board of directors will have four regularly scheduled in-person meetings per year for the non-management directors without management present. Leigh J. Abrams is the director chosen to preside at all of these meetings. At these sessions, the non-management directors will review strategic issues for consideration by our board of directors, including future agendas, the flow of information to directors, management progression and succession, and our corporate governance guidelines. Stockholders may communicate with the non-management directors as a group by email to independentdirectors@impaccompanies.com . If non-management directors include a director that is not an independent director, then at least one of the scheduled executive sessions will include only independent directors.

EXECUTIVE COMPENSATION

The following table presents compensation earned by our executive officers for the years ended December 31, 2004, 2003 and 2002 (the “Named Executive Officers”).

Summary Compensation Table

	Year	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position		Salary ($)	Bonus ($)		Other Annual Compensation ($)(5)	Securities Underlying Options (Shares)(#)		All Other Compensation ($)(6)
Joseph R. Tomkinson Chairman of the Board and Chief Executive Officer of IMH, IFC and IWLG	2004 2003 2002	600,000 453,107 320,427	5,657,476 4,476,652 2,827,337	(1) (1)(2) (1)(2)	710,400 506,400 436,800	— 150,000 100,000		10,096 10,357 9,662

William S. Ashmore President and Chief Operating Officer of IMH; President of IFC and IWLG	2004 2003 2002	500,000 407,742 254,533	5,882,390 4,417,146 2,402,710	(1) (1)(2) (1)(2)	586,000 416,000 358,000	100,000 150,000 100,000		10,096 10,084 8,811

Richard J. Johnson Executive Vice President and Chief Financial Officer of IMH, IFC and IWLG	2004 2003 2002	250,000 254,280 161,591	4,152,275 3,060,335 1,511,840	(1) (1) (1)	412,000 293,000 252,169	50,000 150,000 100,000		10,091 9,546 8,271

Ronald M. Morrison General Counsel and Secretary of IMH, IFC and IWLG	2004 2003 2002	220,000 230,866 215,292	93,500 — 37,337		269,000 128,000 110,408	90,000 50,000 20,000	(3)	10,011 9,919 8,736

Gretchen D. Verdugo Executive Vice President and Chief Accounting Officer of IMH and IFC	2004 2003 2002	175,479 156,683 215,348	319,969 374,959 117,132	(4) (4) (4)	5,998 5,768 5,998	5,000 50,000 20,000		9,763 9,462 8,189

(1)	Until April 1, 2003, includes incentive compensation under the previous employment agreements and, after that, the incentive compensation under the current employment agreements as described in “—Employment Agreements.”
(2)	Until April 1, 2003, includes a bonus based on IFC’s total loan production, not to exceed base salary.
(3)	All 90,000 stock options were granted with DERs.
(4)	Includes a quarterly bonus based on average outstanding warehouse advances to non-affiliated clients.
(5)	Includes a car allowance and non-preferential cash payments based on DER awards attached to options granted through 2001 of which the following amounts were paid in 2004, 2003 and 2002, respectively: Mr. Tomkinson–$696,000, $492,000 and $422,400, Mr. Ashmore–$580,000, $410,000 and $352,000, Mr. Johnson–$406,000, $287,000 and $246,400, and Mr. Morrison–$264,000, $123,000 and $105,600.
(6)	For 2004, consists of group term-life insurance payments and 401(k) contributions, respectively, as follows: Mr. Tomkinson–$1,384 and $8,712, Mr. Ashmore–$1,384 and $8,712, Mr. Johnson–$1,379 and $8,712, Mr. Morrison–$1,299 and $8,712 and Ms. Verdugo–$1,051 and $8,712.

The following table sets forth information concerning individual grants of stock options in 2004 to the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
	Number of Securities Underlying Options Granted(#)(1)		Percent of Total Options Granted to Employees(2)	Exercise or Base Price ($/Share)(3)	Expiration Date
Name						5%	10%
Joseph R. Tomkinson	—		—	—	—	—	—

William S. Ashmore	100,000		7.49%	23.10	08/02/08(4)	497,819	1,072,071

Richard J. Johnson	50,000		3.74%	23.10	08/02/08(4)	248,910	536,036

Ronald M. Morrison	90,000	(7)	6.74%	22.51	08/02/08 and 06/22/14(6)	796,551	1,923,866

Gretchen D. Verdugo	5,000		0.37%	23.10	08/02/08(4)	24,891	53,604

(1)	Options vest equally over a three-year period commencing one year after the date of grant.
(2)	The total number of options granted to our employees, excluding 200,000 shares underlying options granted to non-employee directors, during 2004 was 1,336,000.
(3)	The exercise price per share of options granted represents the fair market value of the underlying shares of common stock on the date the options were granted.
(4)	Such stock options expire four years from the date of grant.
(5)	In order to comply with the rules of the SEC, we are including the gains or “option spreads” that would exist for the respective options we granted to the named executive officers. We calculated these gains by assuming an annual compound stock price appreciation of 5% and 10% from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future price of the common stock.
(6)	40,000 stock options expire ten years from the date of grant and 50,000 stock options expire four years from the date of grant.
(7)	All 90,000 stock options were granted with DERs.

The following table sets forth information concerning option exercises in 2004 and option values as of year-end 2004 to the Named Executive Officers:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

	Shares Acquired on Exercise (#)(1)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(3)
			Exercisable	Un-exercisable	Exercisable	Un-exercisable
Joseph R. Tomkinson	64,930	802,671	371,736	133,334	5,924,548	1,230,674

William S. Ashmore	—	—	316,667	233,334	5,008,339	1,230,674

Richard J. Johnson	9,132	124,743	247,535	183,334	3,791,912	1,230,674

Ronald M. Morrison	—	—	96,666	130,001	1,317,495	394,143

Gretchen D. Verdugo	5,000	81,250	30,000	45,001	318,070	358,143

(1)	Shares acquired on exercise includes all shares underlying the stock option or portion of the option, exercised without deducting shares held to satisfy tax obligations, if any, sold to pay the exercise price or otherwise disposed of.
(2)	The value realized of exercised options is the product of (a) the excess of the per share fair market value of the common stock on the date of exercise over the per share option exercise price and (b) the number of shares acquired upon exercise.
(3)	The value of unexercised “in-the-money” options is based on a price per share of $22.67, which was the price of a share of common stock as quoted on the New York Stock Exchange at the close of business on December 31, 2004, minus the exercise price, multiplied by the number of shares underlying the option.

Employment Agreements

On April 1 2003, employment agreements between IFC and each Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson (the “Employment Agreements”) became effective. Each agreement, unless terminated earlier pursuant to the terms of such agreement, expires on December 31, 2007.

Guaranty. Since IMH will receive direct and indirect benefits from the performance of the officers under each of the Employment Agreements, IMH executed a guaranty in favor of each the officers. Under the terms of each guaranty, IMH promises to pay any and all obligations owed to the officers in the event of default by IFC.

Base and Other Compensation. Pursuant to the terms of the Employment Agreements, Joseph R. Tomkinson receives an annual base salary of $600,000, William S. Ashmore receives an annual base salary of $500,000 and Richard J. Johnson receives an annual base salary of $250,000. Each officer’s base salary is not subject to any annual adjustment. The executive officers receive other benefits, such as a car allowance, health benefits and accrued vacation. The executive officers are prohibited, without the prior approval of the board of directors, from receiving compensation, directly or indirectly, from companies with whom we have any financial, business or affiliated relationship.

Incentive Compensation. Each executive officer receives incentive compensation, which is paid to each executive officer in an amount equal to our excess income, which is the greater of zero or net income, minus the product of (i) the ten year U.S. treasury rate plus 200 basis points and (ii) the average net worth multiplied by the number of days in the quarter and divided by 365, multiplied by 4.0875% in the case of Joseph Tomkinson, 4.25% in the case of William Ashmore, and 3.0% in the case of Richard Johnson. On September 9, 2004, Impac Funding Corporation entered into an amendment to the Employment Agreements. The amendment to each Employment Agreement, each effective as of May 25, 2004, changed the definitions for net income and average net worth to take into account preferred stock equity of IMH. As amended, net income is, at any date of determination, determined in accordance with the then-current tax law after the deduction of dividends, whether declared or paid on any of IMH’s preferred stock equity during the period; however, before the total incentive compensation is paid to such officers, net income calculation shall be adjusted for the deduction for dividends paid on IMH’s common stock equity and any net operating loss deductions arising from prior periods.

As amended, average net worth is, for any quarter, IMH’s accumulated net worth of $514.8 million at December 31, 2002 plus subsequent to December 31, 2002, the weighted average daily sum of the gross proceeds from any sale of IMH’s common stock equity, before deducting any underwriting discounts and commissions and other expenses; plus the average balance quarter-to-date of the retained earnings for the quarter; less the weighted average daily sum of the gross proceeds used to repurchase IMH’s stock, less the average balance quarter-to-date of the cumulative dividends declared on both IMH’s common and preferred stock equity; plus an amount equal to the prior period losses, as defined in the Employment Agreements. The ten year U.S. treasury rate is generally the arithmetic average of the weekly per annum ten year average yields published by the Federal Reserve Board during the quarter.

The incentive compensation will generally be calculated and reviewed by the compensation committee within 30 days after each quarter. The incentive compensation will be paid in cash, and the executive officers may elect to defer any component of their compensation in an approved, Company sponsored, deferred compensation plan.

Severance Compensation. If the executive officer’s employment is terminated for any reason, other than without cause or good reason (as such terms are defined in the agreement), the executive officer will receive his base compensation, benefits, and pro rata incentive compensation through the termination date. In addition, if the executive officer is terminated without cause or if the executive resigns with good reason, the executive officer will receive the following:

(i)	an additional 30 months of base salary of which 12 month’s worth of base salary will be paid on the termination date and the other 18 month’s worth of base salary will be paid on the normal salary payment dates over that period;

(ii)	benefits paid over the 30 month period following the termination date, provided certain conditions are met; and

(iii)	incentive compensation payments determined and paid as follows:

a.	on the termination date, the executive officer will be paid an amount equal to the prior three quarters’ worth of incentive compensation;

b.	30 days after the quarter in which the termination date occurs, the incentive compensation for that quarter that the executive officer would have been entitled to receive had the executive officer not been terminated; and

c.	for the six quarters after the quarter in which the termination date occurs, the executive officer will be paid his incentive compensation at the time such compensation would have been paid had the executive officer not been terminated; provided that the executive officer’s incentive compensation for each quarter will not be less than 50% nor more than 100% of the average quarterly new incentive compensation for the four quarters immediately preceding the termination date.

Each executive officer has agreed not to compete with us and our subsidiaries and affiliates during the 30 months that severance payments are made to the executive officer, provided that the agreement not to compete will be waived if the executive officer forgoes the severance compensation.

Effective February 2005, Gretchen Verdugo, an Executive Vice President of the Company, was appointed as Executive Vice President, Chief Accounting Officer of the Company. Pursuant to the terms of her employment, which are effective retroactively as of February 1, 2005, Ms. Verdugo has been appointed for a term of three years with a base salary of $250,000 per year and she is eligible to receive an incentive bonus of up to 120% of her base salary. Ms. Verdugo is also eligible to receive stock options under IMH’s approved stock option plan. If Ms. Verdugo is terminated without cause and under certain conditions if Ms. Verdugo terminates the agreement, she will receive 12 months of her base salary and in some circumstances will receive bonus incentive along with health benefits to be paid out proportionally over a 12 month period, and her options will continue to vest for 12 months.

Deferred Compensation Plan. Employees who hold a position of at least Vice President and perform functions as an officer and are deemed highly compensated are eligible to participate in our deferred compensation plan. Participants may defer up to 50% of their annual salary and their entire bonus or commissions on a yearly basis. Participants may designate investments based on investment choices provided to them.

Equity Compensation Plan Information

Our stock plans consist of our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, which was approved by our stockholders on July 25, 2001, and our 1995 Stock Option, Deferred Stock and Restricted Stock Plan, which was approved by our stockholders on November 11, 1995, together, our “Stock Plans.” Each of our Stock Plans authorizes our board of directors to grant awards that include incentive stock options as defined under Section 422 of the Internal Revenue Code, non-qualified stock options, deferred stock, restricted stock and, in the case of the 2001 stock plan, dividend equivalent rights and, in the case of the 1995 stock plan, stock appreciation rights.

The following table summarizes our equity compensation plan information as of December 31, 2004 with respect to outstanding awards and shares remaining available for issuance under our existing equity compensation plans. Information is included in the table as to common stock that may be issued pursuant to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options (A)	Weighted-average exercise price of outstanding options (B)	Number of securities remaining available for future issuance (excluding securities reflected in column (A)) (C)
Equity compensation plans approved by stockholders	4,433,884	$14.53	1,001,273	(1)
Equity compensation plans not approved by stockholders	—	—	—

Total	4,433,884	$14.53	1,001,273

(1)	The 2001 Stock Plan contains a provision whereby on January 1st of each year the maximum number of shares of stock may be increased by an amount equal to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) a lesser amount as determined by the board of directors; provided, further, that of such amount the maximum aggregate number of ISOs shall be increased on January 1st of each year to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of stock outstanding on the effective date of the plan. Pursuant to this provision, the number of shares authorized for issuance under the 2001 Stock Option Plan increased by 2,629,804 on January 1, 2005.

Stock Option, Deferred Stock and Restricted Stock Plans

Our 1995 Stock Option, Deferred Stock and Restricted Stock Plan (the “1995 Stock Option Plan”) provides for the grant of qualified incentive stock options (“ISOs”) that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, options not qualified (“NQSOs”), deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights awards. During 2001, the board of directors and stockholders approved a new Stock Option, Deferred Stock and Restricted Stock Plan (the “2001 Stock Option Plan” and together with the 1995 Stock Option Plan the “Stock Option Plans”). The 2001 Stock Option Plan provides for the grant of ISOs that meet the requirements of Section 422 of the Code, NQSOs, deferred stock and restricted stock awards and dividend equivalent rights.

The Stock Option Plans are administered by the board of directors or a committee of the board (the “Administrator”). ISOs may be granted to the officers and key employees of IMH. NQSOs and awards may be granted to the directors, officers and key employees of IMH or any of its subsidiaries. The exercise price for any NQSO or ISO granted under either of the Stock Option Plans may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding common stock) of the fair market value of the shares of common stock at the time the NQSO or ISO is granted. The purpose of each of the Stock Option Plans is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects IMH.

Under current law, ISOs may not be granted to any individual who is not also an officer or employee of IMH, or any of its subsidiaries. To ensure that we qualify as a real estate investment trust, the Stock Option Plans provide that no options may be granted to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.5% of our outstanding shares of common stock.

Each option must terminate no more than 10 years from the date it is granted (or 5 years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of our outstanding common stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option, as determined by the Administrator.

Options granted under the Stock Option Plans will become exercisable in accordance with the terms of the grant made by the Administrator. Awards will be subject to the terms and restrictions made by the Administrator. The Administrator has discretionary authority to select participants from among eligible persons and to determine at the time an option or award is granted and, in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

The board of directors may from time to time revise or amend either of the Stock Option Plans, and may suspend or discontinue either any time. However, no such revision or amendment may impair the rights of any participant under any outstanding award without his consent or may, without stockholder approval, increase the number of shares subject to either of the Stock Option Plans or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant, with the exception of adjustments resulting from changes in capitalization, materially modify the class of participants eligible to receive options or awards under the Stock Option Plans, materially increase the benefits accruing to participants under the Stock Option Plans or extend the maximum option term under the Stock Option Plans.

1995 Stock Option Plan

Subject to anti-dilution provisions for stock splits, stock dividends and similar events, the 1995 Stock Option Plan currently authorizes the grant of options to purchase, and awards of, up to 1,200,000 shares. As of March 31, 2005, options to purchase 760,167 shares were outstanding. The Board of Directors does not intend to grant any further options under the 1995 Stock Option Plan. If an option granted under the 1995 Stock Option Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 1995 Stock Option Plan. Unless previously terminated by the board of directors, no options or awards may be granted under the 1995 Stock Option Plan after August 30, 2005, but any outstanding options at that time may be exercised after that date. The Board of Directors does not intend to grant any further options under the 1995 Stock Option Plan.

The exercise price of any option granted under the 1995 Stock Option Plan is payable in full by (1) cash payment, (2) surrender of shares of our common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an award under the 1995 Stock Option Plan, (3) cancellation of indebtedness owed by IMH to the option holder, (4) a full recourse promissory note executed by the option holder, or (5) any combination of the foregoing. The terms of any promissory note may be changed from time to time by the board of directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

In the event of a change in control, all stock options, any stock appreciation rights outstanding for at least six months, restricted stock, deferred stock and performance share awards will fully vest and the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a “change of control price.” Furthermore, any indebtedness incurred in connection with the 1995 Stock Option Plan will be forgiven. A “change of control” generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of our securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the board of directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of our assets. The “change of control price” generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which our common stock is listed at any time preceding the 60 day period as determined by the Administrator.

2001 Stock Option Plan

Subject to adjustment provisions for stock splits, stock dividends and similar events, the 2001 Stock Option Plan authorizes the grant of options to purchase, and awards of, up to 1,000,000 shares; however, on January 1 of each year such maximum aggregate number of shares of stock may be increased by an amount equal to the lesser (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) a lesser amount as determined by the board of directors; provided, further, that of such amount the maximum aggregate number of ISOs shall be increased on January 1 of each year by an amount equal to the lesser of (a) 3.5% of the total number of shares of stock outstanding on such anniversary date, and (b) 3.5% of the total number of shares of stock outstanding on the effective date of the Plan (the “Evergreen Provision”). The aggregate maximum number of shares underlying stock options granted to any eligible employee during any fiscal year may not exceed 1,500,000 shares (subject to adjustment from time to time in accordance with the terms of the plan). If an option granted under the 2001 Stock Option Plan expires or terminates, or an award is forfeited, the shares subject to any unexercised portion of such option or award will again become available for the issuance of further options or awards under the 2001 Stock Option Plan. As of March 31, 2005, 3,627,520 shares underlying options were available for grant under the 2001 Stock Option Plan.

The exercise price of any option granted under the 2001 Stock Option Plan is payable in full by (1) cash payment, (2) surrender of shares of our common stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an award under the Stock Option Plan, (3) cancellation of indebtedness owed by us to the option holder, (4) a full recourse promissory note executed by the option holder, or (5) any combination of the foregoing. In the case of ISOs, however, the right to make payment in the form of already owned shares of common stock must be authorized at time of grant of such ISOs. The terms of any promissory note may be changed from time to time by the board of directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

The 2001 Stock Option Plan permits us to make loans available to stock option holders in the same manner as described above for the 1995 Stock Option Plan.

Unless previously terminated by the board of directors, no options or awards may be granted under the 2001 Stock Option Plan after March 27, 2011.

Under the 2001 Stock Option Plan, dividend equivalent rights may accompany awards granted to a participant. These rights entitle a participant to receive cash, common stock or other awards equal in value to dividends paid for a specified number of shares of common stock or other periodic payments. Dividend equivalent payments typically commence on the first dividend payment date following the grant of the award and continue until the earlier of the expiration or exercise of the corresponding award.

In the event of a change in control, all stock options, restricted stock, and deferred stock may fully vest and be exercisable, the value of all such awards will be cashed out by payment of cash or other property, as determined by the Administrator, on the basis of a “change of control price” or all unexercised stock options may be terminated. Furthermore, any indebtedness incurred in connection with the 2001 Stock Option Plan may be forgiven. The Administrator may, in the alternative, allow a successor to substitute equivalent awards or provide similar consideration. A “change of control” generally occurs when (i) any person becomes the beneficial owner, directly or indirectly, of 30% or more of the combined voting power of our securities, (ii) during any consecutive two-year period, individuals who at the beginning of such period constitute the board of directors, and any new director, with certain exceptions, who was approved by at least two-thirds of the directors still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the board of directors, (iii) in some circumstances, the stockholders approve a merger or consolidation, or (iv) the stockholders approve the complete liquidation, sale or disposition of all or substantially all of our assets. The “change of control price” generally means the higher of (i) the highest price per share paid or offered in any transaction related to a change of control or (ii) the highest price per share paid in any transaction reported on the exchange on which our common stock is listed at any time preceding the 60 day period as determined by the Administrator.

401(k) Plan

During 2004, we participated in the Impac Companies 401(k) Savings Plan (“401(k) Plan”) for all full time employees with at least six months of service, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute from 1% to 25% of his or her salary pursuant to certain restrictions or up to $12,000 annually for 2004. We will contribute to the participant’s plan account at the end of each plan year 50% of the first 4% of salary contributed by a participant. Under the 401(k) Plan, employees may elect to enroll on the first day of any month, provided that they have been employed for at least six months.

Subject to the rules for maintaining the tax status of the 401(k) Plan, an additional company contribution may be made at our discretion, as determined by the Unaffiliated Directors. Should a discretionary contribution be made, the contribution would first be allocated to those employees deferring salaries in excess of 4%. The matching contribution would be 50% of any deferral in excess of 4% up to a maximum deferral of 8%. Should discretionary contribution funds remain following the allocation outlined above, any remaining company matching funds would be reallocated on the first 4% of the employee’s deferrals. We recorded approximately $775,000 for matching and discretionary contributions during 2004.

Set forth below is the report of our compensation committee, a graph depicting our performance and the report of the audit committee. The information contained in these three sections of this proxy shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such information by reference in such filing.

REPORT OF THE COMPENSATION COMMITTEE

Compensation Policies and Philosophy

The compensation committee administers the policies governing our executive compensation program. All issues pertaining to executive compensation are reviewed and approved by the compensation committee and approved by our board of directors. The compensation committee believes that executive compensation should reward sustained earnings and long-term value created for stockholders, promote increased performance and reflect our business strategies and long-range plans.

The compensation committee’s objectives regarding executive compensation are to maintain efforts to attract and retain key high caliber executives and to provide levels of compensation which provide incentives to create stockholder value. Consistent with attaining these objectives, our executive compensation philosophy is to establish base salary amounts in view of comparative data and other factors such as level of responsibility and prior experience and then, with regards Messrs. Tomkinson, Ashmore and Johnson, to provide incentive-based compensation that fluctuates according to our taxable net income (subject to certain adjustments) and return on equity. With regards to Ms. Verdugo, we have, in the past, provided incentive compensation based on IWLG’s average outstanding advances to nonaffiliated customers. Under the proposed terms of Ms. Verdugo’s new employment agreement, she is eligible to receive incentive compensation based upon goals/objectives mutually agreed upon between Ms. Verdugo and IMH. Mr. Morrison’s incentive compensation has, in the past, been based on the aggregate dividend Mr. Morrison would receive on shares underlying a portion of his stock options.

Compensation in 2004

Each executive officer’s compensation is comprised of three principal components: base salary, incentive compensation and stock options or awards granted pursuant to our Stock Option Plans.

For 2004, each of Messrs. Tomkinson, Ashmore and Johnson was entitled to the incentive compensation pursuant to their employment agreements. The criteria and calculation of the incentive compensation are described above in “Employment Agreements.” The purpose of the incentive compensation is to provide quarterly incentives in a manner designed to reinforce IMH’s performance and financial related goals. Under their employment agreements, the base salaries for Messrs. Tomkinson, Ashmore and Johnson are not subject to annual adjustment. Ms. Verdugo’s compensation was increased during 2004.

Consistent with our policies, during 2004, Ms. Verdugo received a quarterly bonus that is based on IWLG’s average outstanding advances to nonaffiliated customers. During 2004, Mr. Morrison received quarterly bonuses equal to the aggregate dividend Mr. Morrison would have received from IMH on specified shares underlying some of his stock options on the date of the payment of each bonus.

The compensation committee believes that the total compensation package of the Named Executive Officers should be linked to such factors as taxable net income, return on equity and business performance, based on the terms of their employment agreements. Since the fourth quarter of 1998, we have made a number of strategic changes in our businesses, which have resulted in yearly improvements in our operations. In reviewing incentive compensation in 2004, we noted that:

•	Estimated taxable income per diluted common share increased 21%

•	Cash dividends declared increased 41% to $2.90 per common share

•	Total assets increased 125% to $23.8 billion as of December 31, 2004

•	Book value per common share increased 41% to $11.80

In light of these events and other factors, we believe IMH delivered strong financial performance in 2004. Accordingly, the Named Executive Officers received larger bonuses in 2004 than they received in prior years, which were, in the cases of Messers. Tomkinson, Ashmore and Johnson, based on the formulas in their employment agreements.

As stock dividends are one of the components that we use to measure our performance, we may also grant stock options with DERs to align the long-range interest of our Named Executive Officers with the interests of our stockholders. The amount of stock options and DERs that is granted to an officer is determined by taking into consideration the officer’s position with IMH, overall individual performance, our performance and an estimate of the long-term value of the award considering current base salary and any cash bonus awarded. DERs did not accompany the options that were granted to the Named Executive Officers in 2004, except for those options granted to Mr. Morrison.

In addition to the primary compensation elements of salary, cash bonuses, and long-term incentives discussed above, we reviewed IMH’s deferred compensation arrangement, other annual compensation, including the dollar value to the executive and cost to IMH of all perquisites and other personal benefits, and payments that would be required under various severance and change-in-control scenarios. We determined that these elements of compensation were reasonable in the aggregate.

Compensation of Our Chief Executive Officer In 2004

For 2004, the compensation committee applied the principles and policies discussed above in examining the compensation of Joseph R. Tomkinson, our Chief Executive Officer. Mr. Tomkinson’s compensation is based on the terms of his current employment agreement. The compensation committee believes that Mr. Tomkinson, as Chairman and Chief Executive Officer, significantly and directly influences our overall performance. The compensation committee has reviewed all components of Mr. Tomkinson’s compensation, including base salary, bonus, DER awards and benefits. Mr. Tomkinson’s incentive compensation during 2004 was directly tied to our financial performance pursuant to the terms of his employment agreement. In 2004, Mr. Tomkinson received a base salary of $600,000 pursuant to the terms of his employment agreement. Mr. Tomkinson’s base salary is not subject to annual adjustments. Based on the strong financial performance of IMH in 2004, including the increase in taxable income noted above, Mr. Tomkinson was due a bonus of $5,657,476. Pursuant to the terms of his employment agreement, Mr. Tomkinson’s bonus in 2004 was an amount equal to IMH’s excess income, which is the greater of zero or net income, minus the product of (i) the ten year U.S. treasury rate plus 200 basis points and (ii) the average net worth multiplied by the number of days in the quarter and divided by 365, multiplied by 4.0875%. Mr. Tomkinson was awarded other annual compensation in the aggregate amount of $710,400. The amount represents car allowance and non-preferential cash payments based on DER awards. In reviewing the amount of cash payments based on DER awards, we took into consideration the 41% increase in cash dividends paid to IMH’s stockholders in 2004. Mr. Tomkinson’s other compensation in 2004 in the amount of $10,096 consisted of group term-life insurance payments and 401(k) plan contributions. We believe Mr. Tomkinson’s total compensation in 2004 was reasonable based upon Mr. Tomkinson’s leadership and overall individual performance, and IMH’s performance.

Policy of Deductibility of Compensation

Section 162(m) was added to the Internal Revenue Code as part of the Omnibus Budget Reconciliation Act of 1993. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1.0 million, unless such compensation was based upon performance goals determined by a compensation committee consisting solely of two or more outside directors, the material terms of which are approved by a majority vote of the stockholders prior to the payment of such remuneration. The incentive compensation under the current employment agreements with each of Messrs. Tomkinson, Ashmore and Johnson and our Stock Option Plans are structured with the intent to meet the compensation deduction under Section 162(m).

The compensation committee intends to review our compensation programs to determine the deductibility of the future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to our existing compensation program that will enable IMH to continue to attract and retain key individuals while optimizing the deductibility to IMH of amounts paid as compensation. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction if, in light if all applicable circumstances, it would be in the best interests of the company for such compensation to be paid.

Conclusion

The compensation committee believes that IMH’s overall executive compensation program will be successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which will create added stockholder value. The committee will continue to evaluate and administer IMH’s executive compensation program in a manner that we believe will be in stockholders’ interests and reasonable in light of the Company’s circumstances and performance, as well as individual performance.

COMPENSATION COMMITTEE:

William E. Rose (Chairman)
Leigh J. Abrams
James Walsh (former member)

Compensation Committee Interlocks and Insider Participation

During 2004, our compensation committee consisted of Messrs. Walsh and Rose. No member of the compensation committee was, during the fiscal year, an officer or employee of IMH, nor was any member of the compensation committee formerly an officer of IMH. During 2004, IMH entered into a relationship with a limited liability company (the “LLC”), pursuant to which the LLC planned to source and sell loans to IMH. The brother of our director, James Walsh, is the managing member and 100% owner of the LLC. In anticipation of this relationship, IMH sold approximately $700,000 of equipment to the LLC. The LLC subsequently obtained an equipment lease and repaid IMH approximately $300,000 for the equipment. In January 2005, IFC entered into an asset purchase and sale agreement with the LLC. Pursuant to the terms of the agreement, IFC purchased selected equipment and furniture for approximately $1,260,000, and assumed the lease for the LLC’s facilities in Chicago. James Walsh did not receive any portion of the purchase price.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a performance graph comparing the cumulative total stockholder return on our common stock, the S&P 500 Stock Index and two different peer group indices of mortgage real estate investment trusts (“REITs”) for the period commencing on December 31, 1999 and ending on December 31, 2004. The graph assumes $100 invested on December 31, 1999 in our common stock, the S&P 500 Stock Index, the two peer group indices and reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

	1999	2000	2001	2002	2003	2004
Impac Mortgage Holdings, Inc.	100.00	79.51	249.36	394.99	712.58	999.16

New Peer Group Index(1)	100.00	112.20	213.97	288.90	488.86	614.57

Old Peer Group Index(2)	100.00	124.23	270.68	347.34	636.20	812.04

S&P Composite	100.00	90.89	80.09	62.39	80.29	89.02

(1)	The new peer group is comprised of Arbor Realty Trust Inc., American Home Mortgage Investment Corp., Annaly Mortgage Management, Inc., Anworth Mortgage Asset Corporation, Capstead Mortgage Corp., Friedman, Billings, Ramsey Group, Inc., Hanover Capital Mortgage Holdings, Inc., MFA Mortgage Investments, Inc., Newcastle Investment Corp., New Century Financial Corp., Novastar Financial, Inc., Redwood Trust, Inc., Saxon Capital, Inc., Sunset Financial Resources Inc., and Thornburg Mortgage Asset Corporation. We have elected to change our peer group because we believe that new peer group index provides a broader and more meaningful comparison of relative stock performance than the stock index of our prior peer group.
(2)	The prior peer group is comprised of American Home Mortgage Holdings, Inc., Annaly Mortgage Management, Inc., Anworth Mortgage Asset Corporation, Hanover Capital Mortgage Holdings, Inc., MFA Mortgage Investments, Inc., Newcastle Investment Corp., Novastar Financial, Inc., Redwood Trust, Inc., and Thornburg Mortgage Asset Corporation.

REPORT OF THE AUDIT COMMITTEE

The audit committee of our board of directors is responsible for providing independent, objective oversight of our accounting functions and internal control over financial reporting. The audit committee is currently comprised of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. The audit committee operates under a written audit committee charter approved by the board of directors on June 24, 2003.

Management is responsible for our internal control over financial reporting and financial reporting process. KPMG LLP (“KPMG”), the independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for attesting to management’s assessment of the effectiveness of our internal control over financial reporting and to issue separate reports thereon. The audit committee’s responsibility is to monitor and oversee these management processes and related independent audits.

In connection with these responsibilities, the audit committee met with management and KPMG to review and discuss the December 31, 2004 financial statements. The audit committee also discussed with KPMG the matters required by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as may be modified or supplemented. The audit committee also received written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) which requires the written disclosure of all relationships between us and our independent registered public accounting firm that, in the independent registered public accounting firm’s professional judgment, may reasonably be thought to bear on independence and confirmation that, in its professional judgment, it is independent of the company that it is auditing.

Based on the audit committee’s discussions with management, review of KPMG’s letter and discussions with KPMG, the audit committee has recommended that the board of directors include the audited financial statements in our annual report on Form 10-K/A for the fiscal year ended December 31, 2004, for filing with the SEC.

The audit committee has reviewed the non-audit fees described below and has concluded that the amount and nature of those fees is compatible with maintaining KPMG’s independence.

AUDIT COMMITTEE:

Frank P. Filipps (Chairman)
Leigh J. Abrams
William E. Rose

Information Regarding Auditors’ Fees

During the fiscal year ended December 31, 2004, we retained KPMG LLP as our independent registered public accounting firm. The following table sets forth the aggregate fees billed to us by our principal accountant, KPMG LLP, for the periods indicated.

	For the Year Ended December 31,
	2004	2003
Audit fees (1)	$2,468,500	$605,000

Audit-related fees(2)	374,810	362,000

Tax fees	—	—

All other fees	—	—

Total audit and non-audit fees	$2,843,310	$967,000

(1)	Includes, for 2004, fees of approximately $1.3 million relating to the audit of management’s assessment of the effectiveness of our internal control over financial reporting, conducted in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Also includes, for 2004, fees of $387,000 for audit procedures related to the restatement of our financial statements for each of the years ended December 31, 2003, 2002 and 2001, the three months ended March 31, 2004 and 2003, the three and six months ended June 30, 2003 and the three and nine months ended September 30, 2003.
(2)	Includes fees for structured finance assistance, audit of 401(k) plan and audit of master servicing policies and procedures.

Representatives of our independent registered public accounting firm are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Pre-Approval Policies and Procedures For Audit And Non-Audit Services

The audit committee pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The audit committee may form and delegate authority to subcommittees consisting of one or more members of the audit committee when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting. In pre-approving the services in 2004 under audit related fees, tax fees or all other fees, the audit committee did not rely on the de minimis exception to the SEC pre-approval requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership of such securities with the SEC. Directors, executive officers and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were satisfied by such persons, except for Gretchen Verdugo, who filed a late Form 4 reporting the sale of shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management And Others

During 2004, IMH entered into a relationship with a limited liability company (the “LLC”), pursuant to which the LLC planned to source and sell loans to IMH. The brother of our director, James Walsh, is the managing member and 100% owner of the LLC. In anticipation of this relationship, IMH sold approximately $700,000 of equipment to the LLC. The LLC subsequently obtained an equipment lease and repaid IMH approximately $300,000 for the equipment. In January 2005, IFC entered into an asset purchase and sale agreement with the LLC. Pursuant to the terms of the agreement, IFC purchased selected equipment and furniture for approximately $1,260,000, and assumed the lease for the LLC’s facilities in Chicago. James Walsh did not receive any portion of the purchase price.

On December 10, 2001, the mortgage operations provided William S. Ashmore, President of IFC, with a $600,000 adjustable rate mortgage to provide financing with an initial rate of 4.13%. In the opinion of management, the loan was in the ordinary course of business, substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. This loan has been included in a pool of loans as CMO collateral. As of December 31, 2004, the outstanding principal balance on the mortgage was $323,000.

IFC has entered into an insurance commitment program with Radian Guaranty, Inc. Frank P. Filipps, a director, was the Chairman and Chief Executive Officer of Radian Group, Inc. and its principal subsidiary, Radian Guaranty, Inc. until April 30, 2005. Radian Guaranty has agreed to insure mortgage loans acquired or originated by IFC that meet certain credit criteria. IFC pays Radian on a monthly basis. The amount paid depends on the number of mortgage loans insured by Radian and the credit quality of the mortgages. For the year ended December 31, 2004, IFC paid an aggregate of approximately $12.0 million to Radian in connection with the insurance program. This includes only lender paid mortgage insurance.

Sandler O’Neill & Partners, L.P. participated as an underwriter in a common stock offering of IMH in February 2004. Stephan R. Peers, a director of IMH, was a managing director of Sandler O’Neill & Partners, L.P. at the time of the offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of the April 25, 2005 by (i) each director, (ii) each executive officer, and (iii) all directors and executive officers as a group. As of April 25, 2005, there were no persons known to us to beneficially own more than five percent of our common stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Joseph R. Tomkinson(2)	680,267	*
William S. Ashmore(3)	412,615	*
Richard J. Johnson(4)	366,020	*
Ronald M. Morrison(5)	125,640	*
Gretchen D. Verdugo(6)	32,766	*
James Walsh(7)	81,083	*
Frank P. Filipps(8)	98,749	*
Stephan R. Peers(9)	67,749	*
William E. Rose(10)	77,499	*
Leigh J. Abrams(11)	59,500	*
Unaffiliated directors and executive officers as a group (10 persons)(12)	2,001,888	2.61

*	Less than 1%
(1)	All named beneficial owners can be contacted at 1401 Dove Street, Newport Beach, California 92660.
(2)	Includes options to purchase 371,736 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(3)	Includes (i) options to purchase 316,667 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date, (ii) 11,415 shares held in a profit sharing plan with Mr. Ashmore and his wife as trustees, (iii) 50,533 shares held in trust with Mr. Ashmore and his wife as trustees, and (iv) 3,325 shares held as custodian for his children.
(4)	Includes options to purchase 247,535 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(5)	Includes options to purchase 96,666 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(6)	Includes options to purchase 30,000 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(7)	Includes options to purchase 55,416 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(8)	Includes options to purchase 98,749 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(9)	Includes options to purchase 55,416 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(10)	Includes options to purchase 77,499 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(11)	Includes options to purchase 52,500 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.
(12)	Includes options to purchase an aggregate of 1,402,184 shares that were exercisable as of April 25, 2005 or have or will become exercisable within 60 days after such date.

STOCKHOLDERS’ PROPOSALS

Proposals to be Included in Proxy Statement

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2006 annual meeting of stockholders, they must deliver a written copy of their proposal no later than January 27, 2006. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, in order to be included in our proxy materials.

Proposals to be Submitted for Annual Meeting

Stockholders who wish to submit a proposal for consideration at our 2006 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, must, in accordance with our bylaws, deliver a copy of their proposal no later than the close of business on April 29, 2006, the 60th day prior to the first anniversary of this annual meeting, nor earlier than March 30, 2006, the 90th day prior to the first anniversary of this annual meeting. Any stockholder submitting a proposal must provide a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial holder, if any, on whose behalf the proposal is made. The stockholder and the beneficial owner, if any, on whose behalf the proposal is made must provide their name and address as it appears on the books of the company and the class and number of shares of the company which are beneficially owned and of record. Furthermore, such stockholder must promptly provide any other information reasonably requested by the company.

In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, then notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Public announcement means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Mailing Instructions

In each case, proposals should be delivered to 1401 Dove Street, Newport Beach, California 92660, Attention: Ron Morrison, Secretary. To avoid controversy and establish timely receipt by us, it is suggested that stockholders send their proposals by certified mail return receipt requested.

OTHER BUSINESS

The board of directors does not know of any other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

By Order of the Board of Directors

Ronald M. Morrison, Secretary

Dated: May 18, 2005

Newport Beach, California

ANNUAL MEETING OF STOCKHOLDERS OF

IMPAC MORTGAGE HOLDINGS, INC.

June 28, 2005

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible

-OR-

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

-OR-

ACCOUNT NUMBER

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of seven directors listed at right with terms expiring in 2006 at the Annual Meeting.

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES

Joseph R. Tomkinson

William S. Ashmore

James Walsh

Frank P. Filipps

Stephan R. Peers

William E. Rose

Leigh J. Abrams

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE “FOR” ALL DIRECTOR NOMINEES. A VOTE “FOR” ALL DIRECTOR NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE ENCOURAGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

To change your address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method

Signature of Stockholder

Date

Signature of Stockholder

Date

NOTE:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IMPAC MORTGAGE HOLDINGS, INC.

1401 DOVE STREET NEWPORT BEACH, CALIFORNIA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald M. Morrison and Richard J. Johnson, and each of them, as proxy holders, each with the power to designate a substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side, all the shares of Common Stock of Impac Mortgage Holdings, Inc. held of record by the undersigned on April 25, 2005, at the Annual Meeting of Stockholders to be held on June 28, 2005 at 9:00 a.m. or any adjournments thereof. At their discretion, the proxy holders are authorized to vote such shares of Common Stock upon such other business as may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL IDENTIFIED HEREIN, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)